UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2007

Tuesday Morning Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19658 (Commission File Number)	75-2398532 (IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas (Address of principal executive offices)	75240 (Zip Code)

Registrant’s telephone number, including area code:  (972) 387-3562

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On December 21, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) approved a cash incentive plan for the fiscal year ending June 30, 2008 (the “Plan”) under which certain officers and employees of Tuesday Morning Corporation (the “Company”), including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Senior Vice Presidents-Merchandising (collectively, the “Named Executive Officers”), are eligible to receive cash awards based on the extent to which certain predetermined Company and individual performance goals are achieved.  The Plan is designed to encourage employee retention and to tie executive compensation to certain Company and individual performance objectives.

                Under the Plan, the Named Executive Officers are eligible to receive cash bonuses that range from 0% to 20% of the individual’s base salary.  Such cash bonuses will only be paid to the Named Executive Officers if certain earnings per share and revenue targets that have been established by the Committee are met by the Company.  The amount of the bonus for each Named Executive Officer will be determined based on (1) the earnings per share and revenue attained by the Company and (2) the Named Executive Officer’s achievement of certain individual performance goals established by Kathleen Mason (or by the Board in the case of Ms. Mason).

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SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date: December 28, 2007	By:	/s/ Elizabeth Schroeder
Elizabeth Schroeder
Executive Vice President and Chief
Financial Officer

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